CONOLOG REPORTS RESULTS FOR FISCAL YEAR ENDED JULY 31, 2006

Somerville, NJ – October 30, 2006: Conolog Corporation (NASDAQ: CNLG) reported today its financial results for the fiscal year ended July 31, 2006.

     Product revenue for the fiscal year ended July 31, 2006 totaled $547,767, a decrease of $1,455 from the product revenue of $549,222 reported for the fiscal year ended July 31, 2005. The Company attributes this slight decrease in revenues to the continued delay and extended deliveries by the Company’s utility customers due to extensive re-design and testing by these utilities.

     Product cost for the fiscal year ended July 31, 2006 amounted to $282,932 or 51.6% of product revenues. Product cost for the fiscal year ended July 31, 2005 amounted to $494,605 or 90.0% of product revenues. The Company attributes the decrease in the fiscal year 2006 product cost of $211,673 and corresponding increase in fiscal year 2006’s gross profit of $210,620 (offset by the write down of obsolete inventory parts), to the continued outsourcing of assembly boards and the introduction of new assembly standards under ISO-9000 which have made the assembly process more cost efficient.

     For fiscal year ended July 31, 2006, the Company, in accordance with its inventory management policy, wrote down $245,326 of cost relating to inventory parts which had become obsolete or which were not used in the manufacturing process in the prior three years.

     Total operating expenses for the fiscal year ended July 31, 2006 amounted to $3,402,284; an increase of $78,112 from $3,324,172 reported for the fiscal year ended July 31, 2005. The Company attributes this increase in part to research and development costs of $ 376,713 related to its new CM-100 platform system.

     As a result of the foregoing, the Company reported a net loss from continuing operations of $3,330,089 or a $0.45 loss per share for fiscal 2006, compared to a net loss from continuing operations of $2,987,329 or a $0.59 per share for fiscal 2005. Of the $0.45 loss per share for fiscal 2006, the write down of inventory accounted for $0.04 loss per share.

Total shares outstanding were 7,441,353 and 7,417,847 for the periods ending July 31, 2006 and July 31, 2005, respectively.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey, Investor Relations; 781/444-6100, ext.613 or email geiten@nfnonline.com

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. There can be no assurance that the Company’s revenue for the year ending July 31, 2007 will be more than its revenue for the year ended July 31, 2006. There can also be no assurance that the Company will find suitable growth opportunities.